Filed Pursuant to Rule 433

Registration No. 333-261901

$1.14+ billion Santander Drive Auto Receivables Trust (SDART) 2023-3

Joint Bookrunners: RBC (str), BNPP, Santander

DE&I Coordinator : RBC

DE&I Co-Managers : Academy Securities, R. Seelaus

CLS	AMT($MM)	WAL	M/S	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	PX

A-1	153.74	<Not Offered>		<Not Offered>
A-2	483.85	0.68	Aaa/AAA	03-17	12/24	08/26	I-CRV	+ 75	6.165	6.08	99.99548
A-3	217.67	1.77	Aaa/AAA	17-27	10/25	10/27	I-CRV	+ 85	5.683	5.61	99.98874
B	171.05	2.56	Aaa/AA	27-36	07/26	07/28	I-CRV	+ 120	5.681	5.61	99.98858
C	272.32	3.65	Aa2/A	36-49	08/27	11/30	I-CRV	+ 165	5.845	5.77	99.98364

Expected Pricing : *PRICED*	Transaction Size: $1,298,630,000
Expected Settle : 07/26/23	Offered Amount : $1,144,890,000 <Class A-1 Not Offered>
First Pmt Date : 08/15/23	Registration : Public/SEC-registered
Expected Ratings : Moody’s / S&P	ERISA Eligible : Yes
Bloomberg Ticker : SDART 2023-3	Pricing Speed : 1.5% ABS to 10% Clean-Up Call
Bloomberg SSAP : “SDART20233”	Min Denoms : $1k x $1k
Bill & Deliver : RBC

--------- CUSIPs --------------- ISINs -------
A-2	80285X	AB1	US80285X	AB10
A-3	80285X	AC9	US80285X	AC92
B	80285X	AD7	US80285X	AD75
C	80285X	AE5	US80285X	AE58

– Available Materials –

Preliminary Prospectus, FWP and Intex CDI (attached)

Intexnet Dealname: “RBCSDAR2303”; password: “XU44”

Deal Roadshow : www.dealroadshow.com; password: “SDART20233”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.